UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of report (Date of earliest event reported): September 30, 2024 (September 24, 2024)

TE CONNECTIVITY PLC

(Exact Name of Registrant as Specified in its Charter)

Ireland	98-1779916
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

001-33260

(Commission File Number)

Parkmore Business Park West,
Parkmore,
 H91VN2T Ballybrit,

Galway, Ireland

(Address of principal executive offices) (Zip Code)

+353 91378040

(Registrant’s telephone number, including area code)

TE Connectivity Ltd.
Mühlenstrasse 26, CH-8200
Schaffhausen
Switzerland (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	TEL	New York Stock Exchange
0.00% Senior Notes due 2025*	TEL/25	New York Stock Exchange
0.00% Senior Notes due 2029*	TEL/29	New York Stock Exchange

* Issued by Tyco Electronics Group S.A., an indirect wholly-owned subsidiary of TE Connectivity plc

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

EXPLANATORY NOTE

On September 30, 2024, TE Connectivity Ltd., a company organized under the laws of Switzerland (“Swiss TEL”), completed the change of its place of incorporation from Switzerland to Ireland by merging (the “Merger”) with and into its subsidiary, TE Connectivity plc, a public limited company incorporated under the laws of Ireland (“Irish TEL”). The change in place of incorporation was effected pursuant to the previously announced Merger Agreement, dated as of March 18, 2024, between Swiss TEL and Irish TEL (the “Merger Agreement”). At the effective time of the Merger (the “Effective Time”), and pursuant to the Merger Agreement and by operation of Swiss law (i) Swiss TEL was merged with and into Irish TEL, with Irish TEL surviving and Swiss TEL being dissolved without liquidation, (ii) all of the assets and liabilities of Swiss TEL were transferred to Irish TEL and (iii) each common share of Swiss TEL (par value CHF 0.57 per share) was exchanged for one ordinary share of Irish TEL (par value $0.01 per share). The foregoing is only a summary of the Merger Agreement and the Merger and is qualified in its entirety by reference to the Merger Agreement, filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein. On September 30, 2024, Irish TEL issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The issuance of the ordinary shares of Irish TEL (the “Irish TEL ordinary shares”) was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-278047), as amended, filed by Irish TEL, which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 24, 2024.

In connection with the Merger and by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Irish TEL is the successor issuer to Swiss TEL and has succeeded to the attributes of Swiss TEL as the registrant. Irish TEL ordinary shares are deemed to be registered under Section 12(b) of the Exchange Act, and Irish TEL is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Irish TEL hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

Irish TEL ordinary shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “TEL,” the same symbol under which Swiss TEL’s common shares traded prior to the Effective Time.

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

In connection with the Merger, Irish TEL and TE Connectivity Switzerland Ltd. (“New Swiss TEL”) entered into the Assumption and Joinder Agreement, dated as of September 24, 2024 (the “Joinder”), pursuant to which, effective upon the Merger, (a) Irish TEL assumed all obligations of Swiss TEL under the Second Amended and Restated Five-Year Senior Credit Agreement, dated as of April 24, 2024, among Tyco Electronics Group S.A., a Luxembourg public limited company (“TEGSA”), Swiss TEL, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended (the “Credit Agreement”) as the “Parent Guarantor” thereunder, (b) New Swiss TEL joined the Credit Agreement as the “Intermediate Guarantor” thereunder and (c) each of Irish TEL and New Swiss TEL guaranteed all of the obligations of the borrower under the Credit Agreement.

The foregoing is only a summary of the terms of the Joinder and is qualified in its entirety by reference to the Joinder, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Supplemental Indenture

In connection with the Merger, TEGSA, Swiss TEL, Irish TEL, New Swiss TEL and Deutsche Bank Trust Company Americas (the “Trustee”) entered into a Twenty-First Supplemental Indenture, dated as of September 24, 2024 (the “Supplemental Indenture”), to amend the Indenture, dated as of September 25, 2007, among TEGSA, Swiss TEL and the Trustee, as amended and supplemented (the “Indenture”), pursuant to which New Swiss TEL assumed Swiss TEL’s obligations as guarantor under the Indenture. Effective immediately prior to the Merger, Swiss TEL was released of its obligations under the Indenture and, effective upon consummation of the Merger, Irish TEL became a guarantor. The Supplemental Indenture did not require the consent of the holders of TEGSA’s outstanding notes and is binding on all of TEGSA’s outstanding notes.

The foregoing is only a summary of the terms of the Supplemental Indenture and is qualified in its entirety by reference to the Supplemental Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Director and Officer Indemnification Agreement

At the Effective Time, Irish TEL entered into a Deed of Indemnification (the “Irish TEL Indemnification Agreement”) with each of its directors and executive officers (the “Covered Persons”). In addition, TE Connectivity Corporation, a Pennsylvania corporation that became a subsidiary of Irish TEL at the Effective Time (“TEL Management”), entered into an Indemnification Agreement with each of the Covered Persons (the “TEL Management Indemnification Agreement,” and, together with the Irish TEL Indemnification Agreement, the “Indemnification Agreement”).

The Indemnification Agreement provides that if a Covered Person was, is or is threatened to be made, a party to or is otherwise involved in a proceeding by reason of being a director or officer of Irish TEL, then Irish TEL and TEL Management will indemnify the Covered Person against all expenses, liability or loss to the fullest extent permitted by law. A Covered Person will not be entitled to indemnification in connection with a proceeding initiated by a Covered Person against Irish TEL except in certain circumstances set forth in the Indemnification Agreement. If a Covered Person is made or threatened to be made a party to a proceeding by reason of being a director or officer, then the Covered Person will be entitled to advancement of reimbursement by TEL Management of reasonable expenses upon receipt of a written affirmation by the Covered Person of a good faith belief that the criteria for indemnification pursuant to the TEL Management Indemnification Agreement has been satisfied and a written undertaking by the Covered Person to repay all amounts paid or reimbursed by TEL Management if it is ultimately determined that such criteria for indemnification have not been satisfied. No indemnification will be paid pursuant to the Indemnification Agreement, as applicable, (1) on account of any proceeding in which judgment is rendered against a Covered Person for an accounting of profits from the purchase or sale of securities of Irish TEL pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, (2) if a court finally determines that indemnification is not permitted under applicable law, (3) on account of any proceeding relating to which the Covered Person has been convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action had been brought (or, where a jurisdiction does not classify any crime as a felony, a crime which the Covered Person is sentenced to imprisonment for a term exceeding one year), (4) in respect of any fraud, dishonesty or intentional or grossly negligent breach of duties of which the Covered Person may be guilty in relation to Irish TEL, (5) that is expressly prohibited by applicable law (including, with respect to any director or secretary, in respect of any liability expressly prohibited from being indemnified or otherwise limited, including pursuant to section 235 of the Irish Companies Act 2014 (including any successor provisions) (the “Irish Companies Act”), but (i) in no way limiting any rights under sections 233 and 234 of the Irish Companies Act (including any successor provisions) or (ii) to the extent any such limitations or prescriptions are amended or determined by a court of competent jurisdiction to be void or inapplicable, or relief to the contrary is granted, or (6) on account of any proceeding brought by Irish TEL or any of its subsidiaries against the Covered Person.

The foregoing is a summary of the terms of the Indemnification Agreement and is qualified in its entirety by reference to the forms of Irish TEL Indemnification Agreement and TEL Management Indemnification Agreement filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above under the headings “Credit Agreement” and “Supplemental Indenture” is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

As a result of the consummation of the Merger, each outstanding Swiss TEL common share (except the Swiss TEL common shares held by Swiss TEL or any of its subsidiaries) was converted into the right to receive one newly issued Irish TEL ordinary share and the rights of the holders of Swiss TEL common shares prior to the Merger were modified. The rights of holders of Irish TEL ordinary shares are governed by Irish TEL’s Memorandum and Articles of Association (the “Irish TEL Articles”) filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein. A description of the Irish TEL ordinary shares and the rights of holders of Irish TEL ordinary shares is included in Item 8.01 of this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

At the Effective Time, Harold G. Barksdale, Matthew M. Pilcher, Daniel T. Morgan and Sarah Myriam Huot De Saint Albin resigned as directors of Irish TEL.

Appointment of Directors

Pursuant to the terms of the Merger Agreement, effective at the Effective Time, the members of the board of directors of Swiss TEL prior to the Merger were appointed as Irish TEL’s board of directors. Terrence R. Curtin, Heath A. Mitts, Carol A. (“John”) Davidson, Jean Pierre Clamadieu, Lynn A. Dugle, William A. Jeffrey, Syaru Shirley Lin, Abhijit Y. Talwalkar, Mark C. Trudeau, Dawn C. Willoughby, and Laura H. Wright have been appointed as directors of Irish TEL, whose terms each expire at the 2025 annual general meeting of shareholders.

Effective with his appointment to the board of directors, Carol A. (“John”) Davidson will serve as chairman of the Irish TEL board of directors. The Audit Committee of the Irish TEL board of directors is comprised of Ms. Wright, as chair, and Ms. Dugle and Mr. Davidson; the Management Development and Compensation Committee of the Irish TEL board of directors is comprised of Mr. Talwalkar, as chair, Ms. Willoughby and Mr. Trudeau; the Nominating, Governance and Compliance Committee of the Irish TEL board of directors is comprised of Mr. Jeffrey, as chair, Mr. Clamadieu and Ms. Lin and the Joint Committee on Cybersecurity of the Irish TEL Board of Directors is comprised of Ms. Dugle, as co-chair, Mr. Jeffrey as co-chair, Ms. Wright, Mr. Davidson, Mr. Clamadieu and Ms. Lin.

Biographical information concerning each of Irish TEL’s directors can be found in Swiss TEL’s definitive proxy statement for its 2024 annual general meeting of shareholders filed with the SEC on January 17, 2024 under the caption “Agenda Item No 1–Election of Directors” and is incorporated by reference herein.

Compensation of Irish TEL Non-Employee Directors

Following the Effective Time, the compensation of the Irish TEL directors remains identical to the compensation of the Swiss TEL directors prior to the Effective Time. Information concerning the compensation of the Irish TEL non-employee directors can be found in Swiss TEL’s definitive proxy statement for its 2024 annual general meeting of shareholders filed with the SEC on January 17, 2024 under the caption “Compensation of Non-Employee Directors” and is incorporated by reference herein except that the annual cash compensation increased for fiscal year 2025 from $100,000 to $125,000 and the newly formed Joint Committee on Cybersecurity will receive the following additional cash payment in fiscal 2025: co-chairs will each receive $15,000 per year and each other member will receive $10,000 per year, and the chair of the Nominating, Governance and Compliance Committee will receive an annual cash retainer of $20,000.

Appointment of Officers

Pursuant to the terms of the Merger Agreement, effective at the Effective Time, the executive officers of Swiss TEL prior to the Merger were appointed as the executive officers of Irish TEL immediately following the Merger.

Biographical information concerning each of Irish TEL’s executive officers can be found in Swiss TEL’s definitive proxy statement for its 2024 annual general meeting of shareholders filed with the SEC on January 17, 2024 under the caption “Executive Officers” and is incorporated by reference herein.

Compensation of Irish TEL Named Executive Officers

Following the Effective Time, the compensation of Irish TEL’s named executive officers remains identical to the compensation of the Swiss TEL’s named executive officers prior to the Effective Time. Information concerning the compensation of Irish TEL’s named executive officers is included in the definitive proxy statement for Swiss TEL’s 2024 annual general meeting of shareholders filed with the SEC on January 17, 2024 under the caption “Compensation Discussion and Analysis” and in Swiss TEL’s Form 8-K filed with the SEC on September 17, 2024, each of which is incorporated by reference herein.

Assumption of Equity Incentive Plans

At the Effective Time, Irish TEL executed a deed poll of assumption (the “Deed Poll of Assumption”), pursuant to which Irish TEL assumed the obligations of Swiss TEL under certain equity plans, including, amended as appropriate to reflect the Merger: the TE Connectivity Ltd. 2024 Stock and Incentive Plan (the “2024 Plan”), TE Connectivity Ltd. Employee Stock Purchase Plan (Amended and Restated as of September 22, 2021) (the “ESPP”), the TE Connectivity Ltd. 2007 Stock and Incentive Plan (Amended and Restated as of December 12, 2023) (the “2007 Plan”), the TE Connectivity Ltd. 2010 Stock and Incentive Plan (Amended and Restated as of March 9, 2017) (the “2010 Plan”) and the TE Connectivity Ltd. Savings Related Share Plan (Amended and Restated March 14, 2018) (“U.K. Plan”). The foregoing summary of the Deed Poll of Assumption is qualified in its entirety by reference to the full text of the Deed Poll of Assumption, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Irish TEL also assumed all outstanding awards under the 2024 Plan, ESPP, 2007 Plan, U.K. Plan and the 2010 Plan. All such equity-based awards relating to Swiss TEL common shares were converted on a one-for-one basis to relate to Irish TEL ordinary shares following the Merger.

Copies of the 2024 Plan, ESPP, 2007 Plan, 2010 Plan and U.K. Plan as amended to reflect their adoption and assumption by Irish TEL, along with amended forms of award agreements for the 2024 Plan, are filed as Exhibits 10.5 to 10.12 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information included in Items 3.03 and 8.01 is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

Following the Effective Time, Irish TEL intends to apply to the Irish High Court for an order seeking the approval of the reduction of the company capital of Irish TEL by the cancellation of the entire amount standing to the credit of Irish TEL’s share premium account. The purpose of the capital reduction application is to create distributable reserves under Irish law. The date of the hearing before the Irish High Court shall be published on Irish’ TEL’s website once known.

Item 8.01 Other Events.

The following information is a summary of the material terms of the Irish TEL ordinary shares, nominal (i.e., par) value $0.01 per share, as specified in the Irish TEL Articles and does not purport to be complete and is qualified in its entirety by reference to the complete text of the Irish TEL Articles, which are included as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Capital Structure

The authorized share capital of Irish TEL is $15,000,002 divided into 1,500,000,000 Irish TEL ordinary shares with a par value of $0.01 per share and 2 preferred shares with a par value of $1.00 per share and €25,000 divided into 25,000 ordinary A shares with a par value of €1.00 per share. Irish TEL may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association.

As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the memorandum and articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by an ordinary resolution. Accordingly, the Irish TEL Articles authorize the board of directors of Irish TEL to issue new ordinary shares without shareholder approval for a period of five years from the date of adoption of the Irish TEL Articles.

The authorized but unissued share capital may be increased or reduced by way of an ordinary resolution of Irish TEL’s shareholders. The shares comprising the authorized share capital of Irish TEL may be divided into shares of such par value as the resolution shall prescribe.

The rights and restrictions to which the ordinary shares are subject are prescribed in the Irish TEL Articles.

Irish law does not recognize fractional shares held of record; accordingly, the Irish TEL Articles do not provide for the issuance of fractional shares of Irish TEL, and the official Irish share register of Irish TEL will not reflect any fractional shares.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Irish TEL less the accumulated realized losses of Irish TEL and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of Irish TEL are equal to, or in excess of, the aggregate of Irish TEL’s called up share capital plus undistributable reserves and the distribution does not reduce Irish TEL’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Irish TEL’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Irish TEL’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve which we are prohibited from distributing.

The determination as to whether or not Irish TEL has sufficient distributable reserves to fund a dividend must be made by reference to “relevant financial statements” of Irish TEL. The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements laid before a meeting of shareholders or unconsolidated interim unaudited financial statements prepared in accordance with the Irish Companies Act 2014, which give a “true and fair view” of Irish TEL’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Irish TEL is taking steps to create distributable reserves by applying to the Irish High Court to approve a capital reduction. The capital reduction is not a prerequisite for Irish TEL to be able to satisfy the obligation to pay the remaining installments of the dividend approved at the 2024 annual general meeting of Swiss TEL that remained unpaid at the time of the Merger, all such payments now being liabilities of Irish TEL.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the Irish TEL Articles. The Irish TEL Articles authorize the directors to declare such interim dividends as appear justified from the profits of Irish TEL without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct, upon the recommendation of our directors, that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of Irish TEL may deduct from any dividend payable to any member all sums of money (if any) payable by them to Irish TEL in relation to the Irish TEL ordinary shares.

Preemptive Rights and Advance Subscription Rights

Certain statutory pre-emption rights apply automatically in favor of Irish TEL’s shareholders where shares in Irish TEL are to be issued for cash. However, Irish TEL has opted out of these pre-emption rights in the Irish TEL Articles as permitted under Irish company law for the maximum five-year period. Because Irish law requires that this opt-out will lapse unless renewed every five years by a special resolution of the shareholders, the Irish TEL Articles provide that this opt-out will lapse at the end of this period. A special resolution requires not less than 75% of the votes of Irish TEL’s shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Irish TEL pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply (i) where equity securities are issued for non-cash consideration (such as a share-for-share acquisition), (ii) to the allotment of non-equity securities (that is securities that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are allotted pursuant to an employee share plan or similar equity plan.

Issuance of Warrants and Options

The Irish TEL Articles provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Irish TEL is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the memorandum and articles of association or an ordinary resolution of shareholders. The authority conferred can be for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by ordinary resolution. Due to this requirement under Irish law, the Irish TEL Articles authorize the board of directors to issue warrants or options without shareholder approval for a period of five years from the date of adoption of the Irish TEL Articles. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization provided that the original warrants or options were issued when valid authorization was in place.

Share Repurchases and Redemptions

Overview

Article 4(b) of the Irish TEL Articles provides that any ordinary share which Irish TEL has acquired or agreed to acquire shall be deemed to be a redeemable share, unless the board of directors of Irish TEL specifically elects to treat such acquisition as a purchase for the purposes of the Irish Companies Act. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Irish TEL will technically be effected as a redemption of those shares as described below under “—Share Repurchases and Redemptions—Repurchases and Redemptions by Irish TEL”. If the Irish TEL Articles did not contain Article 4(b), repurchases by Irish TEL would be subject to many of the same rules that apply to purchases of Irish TEL ordinary shares by subsidiaries described below under “—Share Repurchases and Redemptions — Purchases by Subsidiaries of Irish TEL,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange”. Except where otherwise noted, when we refer elsewhere in this Current Report on Form 8-K to repurchasing or buying back Irish TEL ordinary shares, we are referring to the redemption of ordinary shares by Irish TEL pursuant to Article 4(b) of the Irish TEL Articles or the purchase of Irish TEL ordinary shares by a subsidiary of Irish TEL, in each case in accordance with the Irish TEL Articles and Irish company law as described below.

Repurchases and Redemptions by Irish TEL

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. We are taking steps to create such distributable reserves. Irish TEL shall not repurchase any of its shares if as a result of such repurchase the nominal value of the issued share capital that is not redeemable would be less than 10% of the nominal value of the total issued share capital of Irish TEL. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury at our option. Shareholder approval will not be required to redeem Irish TEL ordinary shares. See “—Capital Structure” above for additional information on redeemable shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Irish TEL at any time must not exceed 10% of our company capital (consisting of the aggregate of the par value and share premium in respect of the allotment of our shares together with certain elements of our undenominated capital arising on the acquisition of shares by us). While Irish TEL or any subsidiary of Irish TEL holds shares as treasury shares, we or such subsidiary cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Irish TEL or re-issued subject to certain conditions.

Purchases by Subsidiaries of Irish TEL

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase Irish TEL ordinary shares either on-market or off-market. A general authority of the shareholders of Irish TEL is required to allow a subsidiary of Irish TEL to make on-market purchases of Irish TEL ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Irish TEL ordinary shares is required. In order for a subsidiary of Irish TEL to make an on-market purchase of Irish TEL’s shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which Irish TEL ordinary shares are listed, is a recognized stock exchange for this purpose by Irish company law. For an off-market purchase by a subsidiary of Irish TEL, the proposed purchase contract must be authorized by special resolution of the shareholders of Irish TEL before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, from the date of the notice of the meeting at which the resolution approving the contract is to be proposed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Irish TEL.

The number of shares held by the subsidiaries of Irish TEL at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of Irish TEL’s company capital. While a subsidiary holds Irish TEL ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Irish TEL ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Existing Share Repurchase Program

The board of directors of Irish TEL has authorized the repurchase and/or redemption of Irish TEL ordinary shares by Irish TEL and Swiss TEL, as the sole shareholder of Irish TEL, passed a resolution to authorize the purchase of Irish TEL ordinary shares by subsidiaries of Irish TEL (this latter authorization will lapse on the date of the 2025 annual general meeting at which time we expect that we would seek shareholder approval to renew this authorization), such that Irish TEL and its subsidiaries are authorized to purchase shares in an aggregate amount approximately equal to the then remaining authorization under the pre-existing Swiss TEL share repurchase program (subject to having sufficient distributable reserves to fund the repurchases).

Bonus Shares

Under the Irish TEL Articles, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account or other undistributable reserve of Irish TEL for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under the Irish TEL Articles, Irish TEL may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

Irish TEL may, by ordinary resolution, reduce its authorized share capital in any way. Irish TEL also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way.

General Meetings of Shareholders

Irish TEL is required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Irish TEL’s fiscal year-end.

Pursuant to Irish law, extraordinary general meetings of Irish TEL may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Irish TEL carrying voting rights or (iii) on requisition of Irish TEL’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Irish TEL as may be required from time to time.

Notice of a general meeting must be given to all shareholders of Irish TEL and to the auditors of Irish TEL. The Irish TEL Articles provide that the minimum notice periods are 21 clear days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 clear days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of the auditors of Irish TEL and all of the shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, the Irish TEL Articles include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting requisitioned by shareholders of Irish TEL, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Irish TEL’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual financial statements (including balance sheet and reports of the directors and auditors), the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting and, pursuant to the articles of association, hold office until the next annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. However, because Irish law requires a minimum of two directors at all times, in the event that an election results in no directors being elected, each of the two nominees receiving the greatest number of votes in favor of his or her election shall hold office until his or her successor shall be elected. In the event that an election results in only one director being elected, that director shall be elected and shall hold office until the next annual general meeting, and the nominee receiving the greatest number of votes in favor of their election shall hold office until his or her successor shall be elected. If, at least 90 days before the first anniversary of the date that Irish TEL released the proxy statement for the preceding year’s annual general meeting, the number of director nominees exceeds the number of directors to be elected, each of those nominees shall be voted upon as a separate resolution and the directors shall be elected by a plurality of the votes cast at such meeting.

If the directors become aware that the net assets of Irish TEL are half or less of the amount of Irish TEL’s called-up share capital, the directors of Irish TEL must convene an extraordinary general meeting of Irish TEL’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

General

The Irish TEL Articles provide that all resolutions shall be decided by poll and every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in Irish TEL’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the Irish TEL Articles. The Irish TEL Articles permit the appointment of proxies by the shareholders to be notified to Irish TEL electronically, when permitted by the directors.

Treasury shares will not be entitled to vote at general meetings of shareholders.

Supermajority Voting

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Irish TEL’s shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a majority of the votes of Irish TEL’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	amending the objects of Irish TEL;

•	amending the Irish TEL Articles;

•	approving the change of name of Irish TEL;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of statutory pre-emption rights on the issuance of new shares;

•	re-registration of Irish TEL from a public limited company as a private company;

•	variation of class rights attaching to classes of shares (which the Irish TEL Articles do not provide otherwise);

•	purchase of own shares off-market;

•	the reduction of share capital;

•	resolving that Irish TEL be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of Irish TEL shares is addressed in the Irish TEL Articles as well as the Irish Companies Act. Any variation of class rights attaching to Irish TEL issued shares must be approved by a special resolution of the shareholders of the class affected.

Quorum for General Meetings

The presence, in person or by proxy, of two or more holders of Irish TEL ordinary shares outstanding, which entitle the holders to a majority of the voting power of Irish TEL, constitutes a quorum for the conduct of business. No business may take place at a general meeting of Irish TEL if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the Irish TEL Articles. Abstentions will be counted as present for purposes of determining whether there is a quorum in respect of the proposals; broker non-votes will also be counted as present for purposes of determining whether there is a quorum in respect of the proposals provided at least one proposal is considered “routine” under NYSE rules.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the Irish TEL Articles; (ii) inspect and obtain copies of the minutes of general meetings and any resolutions of Irish TEL; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by or on behalf of Irish TEL; (iv) inspect copies of directors’ service contracts where the unexpired portion of the term for which the contract is to be in force is three years or more or where the contract cannot, within the next ensuing three years, be terminated by Irish TEL without payment of compensation; (v) inspect copies of instruments creating charges; (vi) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (vii) receive financial statements of a subsidiary company of Irish TEL which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law with the notice of annual general meeting and must be presented to our shareholders at our annual general meeting.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

•	a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party, in accordance with the Irish Takeover Rules (as defined below) and the Irish Companies Act, for all the shares of Irish TEL. Where the holders of 80% or more of Irish TEL’s shares (excluding any shares already beneficially owned by the offeror) have accepted an offer for their shares, the remaining shareholders may also be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders obtain an Irish court order otherwise providing. If the offeror has acquired acceptances of 80% of all of our shares but does not exercise its “squeeze-out” right, then the non-accepting shareholders also have a statutory right to require the offeror to acquire their shares on the same terms as the original offer, or on such terms as an Irish court, on application of the non-tendering shareholder, may order. If Irish TEL’s shares were to be listed on Euronext Dublin or another regulated market in the European Union, the aforementioned 80% threshold would be increased to 90%;

•	by way of a transaction with a company incorporated in the European Economic Area which includes all member states of the European Union and Norway, Iceland and Liechtenstein (EEA) under the European Union (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (as amended). Such a transaction must be approved by a special resolution and by the Irish High Court. If Irish TEL is being merged with another EEA company under Directive 2017/1132 (as amended) and the consideration payable to Irish TEL shareholders is not all in the form of cash, Irish TEL shareholders may be entitled to require their shares to be acquired at fair value; and

•	by way of a merger with another Irish company under the Irish Companies Act which must be approved by a special resolution and by the Irish High Court.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, the Irish TEL Articles provide that the affirmative vote of the holders of a majority of the outstanding voting shares on the relevant record date is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for shareholders who become or cease to be interested in 3% of the shares of an Irish public limited company. A shareholder of Irish TEL must therefore make such a notification to Irish TEL if as a result of a transaction the shareholder will be interested in 3% or more of Irish TEL ordinary shares; or if as a result of a transaction a shareholder who was interested in more than 3% of Irish TEL ordinary shares ceases to be so interested. Where a shareholder is interested in more than 3% of Irish TEL ordinary shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Irish TEL. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of Irish TEL’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Irish TEL within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Irish TEL concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Irish TEL, under the Irish Companies Act, may by notice in writing require a person whom Irish TEL knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Irish TEL’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in Irish TEL ordinary shares, to give such further information as may be required by Irish TEL including particulars of such person’s own past or present interests in Irish TEL ordinary shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Irish TEL on a person who is or was interested in Irish TEL ordinary shares and that person fails to give Irish TEL any information required within the reasonable time specified, Irish TEL may apply to the Irish High Court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Act, the restrictions that may be placed on the shares by the Irish High Court are as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Irish TEL on those shares, whether in respect of capital or otherwise.

Where the shares in Irish TEL are subject to these restrictions, the Irish High Court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Business Combinations With Interested Shareholders

The Irish TEL Articles include a provision similar to Section 203 of the Delaware General Corporation Law, which generally prohibits Irish TEL from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless, in general:

•	Irish TEL’s board of directors approved the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder), voting shares owned by persons who are directors and also officers and by certain employee share plans; or

•	the business combination is approved by Irish TEL’s board of directors and authorized at an annual or extraordinary general meeting of shareholders by the affirmative vote of the holders of at least 75% of the outstanding voting shares that are not owned by the interested shareholder.

A “business combination” is generally defined as a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of the outstanding voting shares of Irish TEL.

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law, and shareholder approval may be required under Irish law to implement such a plan. In addition, such a plan would be subject to the Irish Takeover Rules described below.

Subject to the Irish Takeover Rules described below, the board also has power to issue any authorized and unissued shares of Irish TEL on such terms and conditions as it may determine (as described above under “—Capital Structure) and any such action should be taken in the best interests of Irish TEL. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some of a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over and above the market price for their shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Irish TEL will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules 2022 made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•	the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•	a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire Irish TEL ordinary shares within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Irish TEL ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Irish TEL ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Irish TEL ordinary shares or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per Irish TEL ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Irish TEL ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Irish TEL. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Irish TEL is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Irish TEL and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of Irish TEL is not permitted to take any action which might frustrate an offer for Irish TEL ordinary shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by the offeree at a general meeting; or

•	with the consent of the Irish Takeover Panel where:

o	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

o	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

o	in accordance with a contract entered into prior to the announcement of the offer; or

o	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, see “—Preemptive Rights and Advance Subscription Rights,” “—Issuance of Warrants and Options,” “—Disclosure of Interests in Shares” and “—Corporate Governance”.

Corporate Governance

The Irish TEL Articles delegate the day-to-day management of Irish TEL to the board of directors. The board of directors may then delegate management of Irish TEL to committees, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Irish TEL. The existing committees that are currently in place for Irish TEL include a Management Development and Compensation Committee, a Nominating, Governance and Compliance Committee, an Audit Committee and a Joint Committee on Cybersecurity. Irish TEL has also adopted Swiss TEL’s board governance principles (subject to updates required to comply with Irish law).

Our board governance principles and general approach to corporate governance as reflected in the Irish TEL Articles and our internal policies and procedures will be guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although Irish TEL is an Irish public limited company, Irish TEL is not be subject to the listing rules of Euronext Dublin or the listing rules of the U.K. Listing Authority and Irish TEL is therefore not subject to, nor will Irish TEL adopt, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the board and the criteria for determining the independence of directors.

Duration; Dissolution; Rights upon Liquidation

Irish TEL’s duration is unlimited. Irish TEL may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the shareholders of Irish TEL is required. Irish TEL may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Irish TEL has failed to file certain returns.

The rights of the shareholders to a return of Irish TEL’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the Irish TEL Articles. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. The Irish TEL Articles provide that the ordinary shareholders of Irish TEL are entitled to participate pro rata in a winding up.

Stock Exchange Listing

The Irish TEL ordinary shares are listed on the NYSE under the symbol “TEL,” the same symbol under which Swiss TEL common shares were listed prior to the Merger. Irish TEL currently does not intend to seek a listing on Euronext Dublin. Swiss TEL common shares were delisted from the NYSE and cancelled due to the Merger.

Transfer and Registration of Shares

Irish TEL’s share register is maintained by its transfer agent. Registration in this share register will be determinative of membership in Irish TEL. A shareholder of Irish TEL who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee will not be registered in Irish TEL’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on Irish TEL’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Irish TEL’s official Irish share register.

Transfer of ordinary shares other than via transfer of book-entry interests in the DTC may be subject to Irish stamp duty. Transfers of ordinary shares via transfer of book entry interests in the DTC will not be subject to Irish stamp duty. However, if a shareholder holds ordinary shares directly rather than beneficially through DTC, any transfer of shares could be subject to Irish stamp duty (currently at 1% of the price paid or the market value of the ordinary shares, if greater). In such circumstances, while the payment of the Irish stamp duty is primarily a legal obligation of the transferee, where the shares are purchased on the NYSE or otherwise deposited into DTC as part of a trade the purchaser will require the stamp duty to be borne by the transferor.

Holders of ordinary shares wishing to transfer their ordinary shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that (i) there is no change in the beneficial ownership of such shares as a result of the transfer, and (ii) the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Irish TEL does not intend to pay any stamp duty levied on transfers of its shares on behalf of a buyer. However, the Irish TEL Articles allow Irish TEL, in its absolute discretion, to pay (or to cause one of its affiliates to pay) any such stamp duty. In the event of any such payment, Irish TEL shall be entitled to (i) seek reimbursement from the buyer, (ii) set-off the amount of the stamp duty against future dividends on such shares, and (iii) claim a first and paramount lien on the Irish TEL ordinary shares acquired by such buyer and any dividends paid on such shares. The directors of Irish TEL are not permitted to register an instrument of transfer in the name of a buyer unless the instrument of transfer has been properly stamped (in circumstances where stamping is required).

The Irish TEL Articles delegate to Irish TEL’s Secretary (or his or her nominee) the authority to execute an instrument of transfer on behalf of a transferring party. In order to help ensure that the official share register is regularly updated to reflect trading of Irish TEL ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we are required to pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Irish TEL for this purpose) or request that Irish TEL execute an instrument of transfer on behalf of the transferring party in a form determined by Irish TEL. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Irish TEL’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on Irish TEL’s official Irish share register (subject to the matters described below).

The directors of Irish TEL have general discretion to decline to register an instrument of transfer, unless the requirements set out in Article 25(b) of the Irish TEL Articles have been satisfied in respect of the transfer including, without limitation, that the instrument of transfer is properly stamped (in circumstances where stamping is required).

The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of the Irish company is TE Connectivity plc. Irish TEL’s fiscal year ends on the last Friday in September and Irish TEL has a 52-53 week fiscal year. Irish TEL’s registered address is Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

No Sinking Fund

The Irish TEL ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The Irish TEL ordinary shares issued in exchange for Swiss TEL common shares in the Merger are duly and validly issued and fully paid.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Merger Agreement, dated March 18, 2024, between TE Connectivity Ltd. and TE Connectivity plc (incorporated by reference to Exhibit 2.1 to TE Connectivity Ltd.’s Current Report on Form 8-K filed with the SEC on March 18, 2024)
3.1	Memorandum and Articles of Association of TE Connectivity plc, dated September 30, 2024
4.1	Twenty First Supplemental Indenture, dated as of September 24, 2024, among Tyco Electronics Group S.A., TE Connectivity Ltd., TE Connectivity plc, TE Connectivity Switzerland Ltd. and Deutsche Bank Trust Company Americas
10.1	Assumption and Joinder Agreement, dated September 24, 2024, by TE Connectivity plc, TE Connectivity Switzerland Ltd. and Bank of America, N.A., as administrative agent under that certain Second Amended and Restated Credit Agreement, dated as of April 24, 2024
10.2	Form of Deed of Indemnification for directors and executive officers of TE Connectivity plc
10.3	Form of Indemnification for directors and executive officers of TE Connectivity plc
10.4	Deed Poll of Assumption, dated September 30, 2024, executed by TE Connectivity plc
10.5	TE Connectivity plc 2024 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)
10.6	TE Connectivity plc Employee Stock Purchase Plan (Amended and Restated as of September 30, 2024)
10.7	TE Connectivity plc 2007 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)
10.8	TE Connectivity plc Savings Related Share Plan (Amended and Restated as of September 30, 2024)
10.9	TE Connectivity plc 2010 Stock and Incentive Plan (Amended and Restated as of September 30, 2024)
10.10	Form of Option Award Terms and Conditions
10.11	Form of Restricted Stock Unit Award Terms and Conditions
10.12	Form of Performance Stock Unit Award Terms and Conditions
99.1	Press release dated September 30, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TE CONNECTIVITY PLC
(Registrant)

	By:	/s Harold G. Barksdale
Date: September 30, 2024		Harold G. Barksdale
Vice-President and Corporate Secretary